**DATED 20 DECEMBER 2021**

**LOW WAI KOON**

**as Seller**

**and**

**WKL GLOBAL LIMITED**

**as Purchaser**

---

# SHARE TRANSFER AGREEMENT
**in respect of approximately 67.34% of the issued share capital of UNEX Holdings Inc.**

---

**THIS AGREEMENT is made on the 20th day of December 2021**

**PARTIES**

(1) **Low Wai Koon** (Malaysia Identity Card No. 701108-10-XXXX), with the registered address No. 2, Jalan Rimba Riang 9/9, Seksyen 9, Kota Damansara, 47810 Petaling Jaya, Selangor, Malaysia (the "**Seller**"); and

(2) **WKL Global Limited** (Company Registration Number: 2082485), a company incorporated with limited liability in the British Virgin Islands, with the registered office Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands (the "**Purchaser**"),

(Collectively the "**Parties**" and each a "**Party**").

**WHEREAS**

(A) As at the date of this Agreement, the Company has an issued share capital of 2,970,000 and fully paid shares. The Company is owned as to approximately 67.34% by the Seller.

(B) The Seller has agreed to sell, and the Purchaser has agreed to purchase, the Sale Shares upon the terms and conditions set out in this Agreement.

(C) Upon Completion, the Company will be owned as to approximately 67.34% by the Purchaser.

**IT IS AGREED AS FOLLOWS:**

## 1. DEFINITIONS AND INTERPRETATION

1.1 General definitions

In this Agreement, the following definitions shall apply:

**"Agreement"** means this Share Transfer Agreement (including its Recitals and Schedules), as may be amended or supplemented from time to time;

**"BVI"** means British Virgin Islands.

**"Business Day"** means a day (other than Saturday, Sunday or gazetted public holiday) on which banks are open for commercial business in Singapore;

**"Company"** means UNEX Holdings Inc., a company incorporated in Nevada, USA with limited liability, whose shares are listed and traded on the OTC Market;

**"Completion"** means Completion of the sale and purchase of the Sale Shares in accordance with Clause 5;

**"Completion Date"** means three (3) business days following the date on which all the Conditions Precedent are fulfilled or waived (as the case may be);

**"Conditions Precedent"** means the conditions precedent set out in Clause 4;

**"Consideration"** has the meaning ascribed to it in Clause 3.1;

**"Effective Date"** means the date on which UNEX files a Form 8-K with the US Securities & Exchange Commission in relation to, inter alia, the transactions contemplated hereunder;

**"Encumbrance"** means a mortgage, charge, pledge, lien, hypothecation, option, restriction, right of first refusal, right of pre-emption, right of set-off, third-party right or interest, assignment by way of security, other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect howsoever arising;

**"Long Stop Date"** means 31 March 2022 or such later date as may be agreed between the Seller and the Purchaser;

**"Management Accounts"** means the unaudited management accounts of the Company comprising the income statement for such period up to the Management Accounts Date and the balance sheet as at the Management Accounts Date;

**"Management Accounts Date"** means 31 August, 2021;

**"OTC Market"** means the OTC Market – Pink Sheets, an over-the-counter market provided and operated by the OTC Markets Group in the USA;

**"Purchaser Warranties"** means the representations, warranties and undertakings made by the Purchaser and contained in Clause 6 and Schedule 2.2;

**"Sale Shares"** means shares in the Company held by the Seller;

**"Seller Warranties"** means the representations, warranties and undertakings made by the Seller and contained in Clause 6 and Schedule 2.1;

**"Singapore"** means the Republic of Singapore;

**"SIAC"** means Singapore International Arbitration Centre;

**"Tax" or "Taxation"** means any form of tax (including, but not limited to, income tax required to be deducted or withheld or accounted for in respect of any payment), levy, impost, duty, charge, contribution (including, but not limited to, National Insurance contributions), deduction or withholding whenever imposed, collected or assessed by, or payable to, a Taxation Authority and any penalty, charge, cost and interest included in or relating to any of the above or to any obligation in respect of any of the above and any liability to make a payment by way of reimbursement, recharge, indemnity, damages or management charge connected in any way with any taxation (in all cases, regardless of whether such taxes, penalties, charges, costs and interest are directly or primarily chargeable against, recoverable from or attributable to the Company or any other person and regardless of whether the Company has, or may have, any right of reimbursement against any other person);

**"Taxation Authority"** means any government, state or municipality or any local, statutory, federal or other fiscal, revenue, customs or excise authority, body or official in USA or elsewhere;

**"USA"** means the United States of America;

**"US$"** means United States dollars, the lawful currency of the USA; and

**"Warranties"** means the Seller Warranties and the Purchaser Warranties.

1.2 In this Agreement:

1.2.1 the contents page and clause headings are for convenience only and do not affect its construction;

1.2.2 words denoting the singular include the plural and vice versa;

1.2.3 words denoting one gender include each gender and all genders.

1.3 In this Agreement, unless otherwise specified or the context otherwise requires, a reference to:

1.3.1 a person is to be construed to include a reference to any individual, firm, partnership, company, corporation, association, organization or trust (in each case whether or not having a separate legal personality);

1.3.2 a document, instrument or agreement (including, without limitation, this Agreement) is a reference to any such document, instrument or agreement as modified, amended, varied, supplemented or notated from time to time;

1.3.3 a clause or schedule is a reference to a clause of or schedule to this Agreement and a reference to this Agreement includes its schedules;

1.3.4 writing shall include any mode of reproducing words in a legible and non-transitory form; and

1.3.5 the "agreed form" is a reference to a document in a form agreed prior to the date of this Agreement and for the purposes of identification signed by or on behalf of each Party.

1.4 A reference in Clause 6 or Schedule 2.1 or Schedule 2.2 to a person's knowledge, information, belief or awareness is deemed to include the knowledge, information, belief or awareness which the relevant person would have had if he had made all reasonable enquiries of the other Party and the Company's professional advisers and all publicly available registers.

## 2. SALE AND PURCHASE OF THE SHARES

2.1 The Seller, as legal and beneficial owner, shall sell the Sale Shares and the Purchaser, relying on the representations, Warranties and undertakings set out and referred to in this Agreement, agrees to purchase the Sale Shares with effect from Completion for the Consideration as set out in Clause 3.

2.2 The Seller covenants with the Purchaser in relation to the Sale Shares that:

2.2.1 the full legal and beneficial interest in the Sale Shares will be transferred to the Purchaser at Completion on the terms set out in this Agreement;

2.2.2 the Sale Shares will be sold with full title free from all claims, liens, charges, equities, Encumbrances and adverse rights of any description and together with all rights attached to them at the date of this Agreement or subsequently becoming attached to them;

2.2.3 it shall (and shall insofar as it is able procure that any necessary third party shall) at the expense of the Seller, do, execute and perform all such further acts, deeds, documents and things as the Purchaser may reasonably request to vest its Sale Shares in the Purchaser.

2.3 The Seller shall waive all restrictions on transfer (including pre-emption rights) which may exist in relation to the Sale Shares whether under the memorandum or articles of association or otherwise.

2.4 The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the sale and purchase of all of the shares held by the Seller shall at the same time complete, but completion of the purchase of some of the Shares will not affect the rights of the Parties with respect to the purchase of the other Shares.

## 3. CONSIDERATION

3.1 The aggregate consideration (the "**Consideration**") of the Sale Shares payable by the Purchaser to the Seller is US$100 and shall be satisfied by the Purchaser by cash payment on the Completion Date.

3.2. The Consideration shall be irrevocably satisfied and discharged in full by cash payment to the Seller on the Completion Date.

## 4. CONDITIONS PRECEDENT

4.1 Completion shall be conditional upon the fulfillment of the following Conditions Precedent:

(a) save and except as disclosed by the Seller, all Seller Warranties being true, accurate and not misleading at all material aspects at all times between the date hereof and the Completion Date (as though they had been made on such dates by reference to the facts and circumstances then subsisting);

(b) there having been no material adverse change, or any development likely to involve a prospective material adverse change, in the condition (financial, operational or otherwise) or in the earnings, business affairs or business prospects, assets or liabilities of the Company, whether or not arising in the ordinary course of business since the date of this Agreement;

(c) save and except as disclosed by the Seller, all loans or amounts due by the Company to its shareholder, director or any other third party creditors having been fully waived or settled, save for the liabilities incurred in the ordinary course of business after the date of this Agreement and before Completion; and

(d) all necessary consents, approvals, permits and/or authorizations in respect of the transactions contemplated under this Agreement having been obtained.

4.2 Any or all Conditions Precedent may be waived by the Parties by written consent.

4.3 Each Party undertakes to the other Party to use its best endeavors to ensure that the Conditions Precedent in Clause 4.1 are fulfilled as early as practicable and in any event not later than the Long Stop Date.

4.4 Each Party undertakes to provide all reasonable assistance to the other Party to fulfill the Conditions Precedent in Clause 4.1 in accordance with Clause 4.3.

4.5 If the Conditions Precedent have not been fulfilled or waived (as the case may be) on or before the Long Stop Date, this Agreement will lapse and become null and void and the Parties will be released from all obligations hereunder, save for liabilities for any antecedent breaches hereof.

## 5. COMPLETION

5.1 Time and place of Completion

Completion shall take place at Loeb & Loeb LLP, 2206-19 Jardine House, 1 Connaught Place, Central, Hong Kong at 5 p.m. on the Completion Date (or at such other place, on such other time and/or day as the Parties may agree) on the date of the satisfaction of the mutual conditions contained in Clauses 5.3 and 5.4 which shall take place no later than 31 March 2022.

5.2 Condition

The obligations of the Parties hereunder shall be conditional upon and not enforceable unless the Effective Date occurs on or before the Completion Date and until all the terms and conditions set out in Clauses 5.3 and 5.4 have been fulfilled by both the Purchaser and the Seller.

5.3 Seller's obligations

At Completion the Seller shall:

5.3.1 deliver (or procure to be delivered) to the Purchaser (where appropriate as agent for the Company):

(i) a duly executed transfer of the Sale Shares by the Seller as registered holder; and

(ii) the OTC Market having completed the review of this Agreement and having granted the approval and the permission to deal in, the Sale Shares, if required under OTC Market continued listing rules and regulations.

5.3.2 deliver such other documents as may be reasonably required by the Purchaser to, among other things, give good title to the Sale Shares free from all Encumbrances and third party rights of any kind and to enable the Purchaser or its nominees to become the registered holder thereof.

5.4 Purchaser's obligations

5.4.1 At Completion, against compliance with the provisions of Clause 5.3, the Purchaser shall deliver or cause to be delivered to the Seller:

(i) a certified copy of the resolutions passed by the board of directors of the Purchaser approving the execution and performance of this Agreement; and

(ii) the instrument(s) of transfer of the Sale Shares duly executed by the Purchaser or its nominee.

5.4.2 At Completion, the Purchaser shall pay the Consideration to the Seller.

## 6. REPRESENTATIONS AND WARRANTIES

6.1 The Seller hereby represents and warrants to the Purchaser (for itself and for its successors in title and assignees) on the date hereof the terms of the Seller Warranties contained in Schedule 2.1.

6.2 Each of the Warranties shall be construed as a separate and independent provision.

6.3 The Seller acknowledges that the Purchaser is entering into this Agreement in reliance on each warranty with the intention of inducing the Purchaser to enter into this agreement on the basis of and in full reliance upon them.

6.4 The Warranties are qualified by the facts and circumstances fairly and specifically disclosed in a disclosure letter, if appropriate. No other knowledge relating to the Company (actual, constructive or imputed) prevents or limits a claim made by the Purchaser for breach of Clause 6.1 or 6.2.

6.5 The Seller waives and may not enforce a right which he may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice supplied or given by the Company or a director, officer or employee of the Company for the purpose of assisting the Seller to make a representation, give a warranty or prepare a disclosure letter.

6.6 The Purchaser hereby represents and warrants to the Seller (for itself and for its successors in title and assignees) on the date hereof in the terms of the Warranties in Schedule 2.2 and as follows:

6.6.1 the Purchaser has full power and authority without requiring the consent of any person to enter into and perform its obligations under this Agreement;

6.6.2 this Agreement will, when executed, constitute lawful, valid and binding obligations of the Purchaser in accordance with their respective terms; and

6.6.3 no receiver or administrative receiver has been appointed in respect of the Purchaser.

6.7 If any Party fails to perform any of its obligations in any material respect (including its obligation at Completion) under this Agreement or breaches any of the terms or Warranties set out in this Agreement in any material respect prior to Completion, then without prejudice to all and any other rights and remedies available at any time to a non-defaulting Party (including but not limited to the right to damages for any loss suffered by that Party), any non-defaulting Party may by notice either require the defaulting Party to perform such obligations or, insofar as the same is practicable, remedy such breach or to the extent it relates to the failure of the defaulting Party to perform any of its obligations on or prior to Completion in any material respect, treat the defaulting Party as having repudiated this Agreement and rescind the same. The rights conferred upon the respective Parties by the provisions of this Clause 6 are additional to and do not prejudice any other rights the respective Parties may have. Failure to exercise any of the rights herein conferred shall not constitute a waiver of any such rights.

6.8 The Seller undertakes to fully indemnify the Purchaser against, and hold the Purchaser harmless immediately upon demand in respect of, any and all claims that the Purchaser may suffer or face as a result of or in connection with (a) any inaccuracy of any of the Seller Warranties; or (b) any breach of the Seller Warranties by the Seller, provided that the maximum aggregate liability of the Seller in respect of all claims shall not exceed the amount of the Consideration.

6.9 The Purchaser undertakes to indemnify the Seller against, and hold the Seller harmless immediately upon demand in respect of, any and all claims that the Seller may suffer or face as a result of or in connection with (a) any inaccuracy of any of the Purchaser Warranties; or (b) any breach of the Purchaser Warranties by the Purchaser, provided that the maximum aggregate liability of the Purchaser in respect of all claims shall not exceed the amount of the Consideration.

## 7. PAYMENTS

Save as otherwise provided for herein, all amounts payable by one Party to the other Party under this Agreement shall be paid into such account as such Party may notify in writing to the other Party. Such notice shall be made no less than five (5) Business Days' notice in writing with a

bank in the principal financial centre of the country of that currency or in such manner as the Parties shall from time to time agree.

## 8. OTHER PROVISIONS

8.1 Costs

Each of the parties shall pay its own costs and expenses (including legal fees and VAT (if any)) incurred by it in negotiating and concluding the transactions contemplated by this Agreement.

8.2 Post-Completion

This Agreement shall remain in full force and effect after Completion in respect of all obligations, agreements, covenants and undertakings contained in or implied by this Agreement which have not been done, observed or performed at or prior to Completion and in respect of all warranties, representations and indemnities contained in this Agreement.

8.3 Further assurance

The Seller shall do, execute and perform all further reasonable acts, deeds, documents and things as may be reasonably requested by the Purchaser in writing from time to time in order to implement all the provisions of this Agreement. All costs incurred by the Seller in carrying out such requests shall be borne in whole by the Seller.

8.4 Variation

No variation of this Agreement shall be effective unless previously agreed in writing by or on behalf of the Seller and the Purchaser.

8.5 Time of Essence

Time is of the essence of this Agreement as regards any time, date or period specified for performance of an obligation.

8.6 Entire Agreement

This Agreement and any documents referred to in it contain the entire agreement and understanding between the Parties in relation to the matters contemplated by this agreement and supersede all previous agreements between the Parties in relation to such matters.

8.7 Waivers and Remedies

8.7.1 No failure or delay to exercise, or other relaxation or indulgence granted in relation to, any power, right or remedy under this agreement of any Party shall operate as a waiver of it or impair or prejudice it nor shall any single or partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

8.7.2 All rights of each of the Parties contained in this agreement are in addition to all rights vested or to be vested in it pursuant to common law or statute.

8.8 Severability

Each of the provisions of this Agreement is distinct and severable from the others and if at any time one or more of such provisions is or becomes invalid, unlawful or unenforceable (whether wholly or to any extent), the validity, lawfulness and enforceability of the remaining provisions (or the same provision to any other extent) shall not in any way be affected or impaired.

8.9 Assignment

Unless mutually agreed in writing, this Agreement may not be assigned in whole or in part by any of the Parties.

8.10 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which shall together constitute one and the same agreement.

## 9. NOTICES

9.1 Any notice claim, demand, court process, document or other communication to be given under this Agreement (collectively "**communication**" in this Clause) shall be in writing in the English language and may be served or given personally or sent to the e-mail address (if any) of the relevant Party and marked for the attention and/or copied to such other person as specified in Clause 9.4.

9.2 A change of address or e-mail address of the person to whom a communication is to be addressed or copied pursuant to this Agreement shall not be effective until five days after a written notice of change has been served in accordance with the provisions of this Clause 9 on the other Party with specific reference in such notice that such change is for the purposes of this Agreement.

9.3 All communications shall be served by the following means and the addressee of a communication shall be deemed to have received the same within the time stated adjacent to the relevant means of despatch:

| **Means of despatch** | **Time of deemed receipt** |
|---|---|
| Local mail or courier | 24 hours |
| E-mail | on despatch |
| Air courier/Speedpost | 3 days |
| Airmail | 7 days |

9.4 The initial addresses and e-mail addresses of the Parties for the service of communications, the person for whose attention such communications are to be marked and the person to whom a communication is to be copied are as follows:

**If to the Seller:**

| | | |
|---|---|---|
| Address | : | No. 2, Jalan Rimba Riang 9/9, Seksyen 9, Kota Damansara, 47810 Petaling Jaya, Selangor, Malaysia |
| E-mail | : | wklow@wklecoearth.com |
| Attention | : | Mr. Low Wai Koon |

**If to the Purchaser**:

| | | |
|---|---|---|
| Address | : | Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands |
| E-mail | : | wklow@wklecoearth.com |
| Attention | : | Mr. Low Wai Koon |

9.5 A communication served in accordance with this Clause 9 shall be deemed sufficiently served and in proving service and/or receipt of a communication it shall be sufficient to prove that such communication was left at the addressee's address or that the envelope containing such communication was properly addressed and posted or despatched to the addressee's address. In the case of communication by e-mail, such communication shall be deemed properly transmitted upon the receipt of the sent confirmation by the e-mail account of the sender.

9.6 Nothing in this Clause shall preclude the service of communication or the proof of such service by any mode permitted by law.

## 10. THIRD PARTY RIGHTS

No term of this Agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore by any person who is not a party to this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

## 11. GOVERNING LAW AND JURISDICTION

11.1 This Agreement shall be governed by and construed in accordance with the laws of Singapore.

11.2 All claims or disputes arising out of or in connection with this Agreement, including any dispute as to its existence, validity, termination, or enforceability thereof, and any dispute relating to any non-contractual obligations arising out of or in connection with it (for the purpose of this Clause, a "**Dispute**") shall be notified in writing to the other Party. The notification must set out brief details of the nature of the Dispute. The Parties agree to submit all claims and dispute arising out of or in connection with this Agreement to mediation. Either Party may issue a notice of dispute for mediation.

11.3 If the said claim or dispute is not resolved by mediation within 30 days of the notice of dispute, then either Party may submit the said dispute to arbitration in Singapore. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by SIAC in accordance with the Arbitration Rules of the SIAC ("**SIAC Rules**"), for the time being in force, such SIAC Rules are deemed to be incorporated by reference in this clause.

11.4 The arbitral tribunal constituted in accordance with the SIAC Rules shall consist of a single arbitrator appointed by the Chairman of the SIAC. The language of the arbitration shall be English.

**IN WITNESS** whereof this Agreement has been duly executed on the date first above written.

**Seller:**

By: ______________________

Name: Low Wai Koon

NAM WAI FUN
A39688905

**Purchaser:**

**For and on behalf of**
**WKL Global Limited**

By: ______________________

Name: Low Wai Koon
Title: Director

NAM WAI FUN
A39688905

**Schedule 1**
**Details of the Company**

| | | |
|---|---|---|
| Company name | : | UNEX Holdings Inc. |
| CUSIP number | : | 904525102 |
| Incorporated in | : | Malaysia |
| Registered office | : | 31-A2, Jalan 5/32A, 6 ½ Miles, Off Jalan Kepong, 52000 Kuala Lumpur |

## Schedule 2.1

## SELLER WARRANTIES

### 1. Capacity

1.1 The Seller has full power and authority without requiring the consent of any person to enter into and perform its obligations under this Agreement.

1.2 This Agreement will, when executed, constitute lawful, valid and binding obligations of the Seller in accordance with its respective terms.

### 2. Sale Shares

2.1 The Seller is the registered holder and beneficial owner of the Sale Shares.

2.2 The Sale Shares are free from all claims, liens, charges, equities, encumbrances and adverse rights of any description.

2.3 The Seller is entitled to sell and transfer the full legal and beneficial interest in the Sale Shares to the Purchaser on the terms set out in this Agreement and without the consent of any person.

2.4 The Sale Shares are fully paid or credited as fully paid.

2.5 There is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company.

2.6 The register of members of the Company is correct and properly written up to date.

### 3. Corporate Status

3.1 The Company has all requisite corporate power and authority to own its assets and to carry on its business as currently conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification.

3.2 No events or omissions have occurred whereby the constitution, subsistence or corporate status of the Company has been or is likely to be adversely affected.

3.3 No order for the appointment of a liquidator has been made and as receiver has been appointed over the whole or any part of the assets of the Company.

3.4 No order has been made, or petition presented, or resolution passed for the winding up of the Company, nor has any distress, execution or other process been levied in respect of the Company which remains undischarged; nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the Company.

3.5 Save as contemplated under and this Agreement, as at the Completion Date, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or agreements or commitments of any character relating to the authorized and issued, unissued or treasury shares or equity interest of the Company and the Company have not issued any debt securities, other securities, rights or obligations which are convertible into or exchangeable for, or giving any person a right to subscribe for or acquire, capital or equity interest of the Company, and no such securities or obligations evidencing such rights are outstanding.

3.6 The Company is duly incorporated, validly existing and in good standing under the laws of its jurisdiction and have all requisite corporate or similar power and authority to own and operate their properties and assets and to carry on their business as presently conducted and is duly qualified to do business.

## Schedule 2.2

## PURCHASER WARRANTIES

1. The Purchaser has, on the date of this Agreement and on Completion, full and unfettered right, power and authority to enter into this Agreement and assume all of its obligations hereunder and no further actions or proceedings are necessary on its part in connection with the execution, delivery and performance by it of this Agreement.

2. The Purchaser is a company duly incorporated and validly existing under the laws of BVI.

3. This Agreement constitutes valid and legally binding obligations on the part of the Purchaser enforceable in accordance with its terms.

4. All information given by the Purchaser or its agents or professional advisers to the Seller or their employees, agents or professional advisers was, when given, and is now true, accurate and complete in all respects.

5. Subject to the fulfillment of the Conditions Precedent, all necessary consents, authorizations and approvals of and all necessary registrations and filings with any governmental or regulatory agency or body required in BVI for or in connection with this Agreement and the performance of the terms thereof have been obtained or made or will have been obtained or made by Completion.

**6. The Sale Shares**

6.1 The Purchaser understands that the Sale Shares are "restricted securities" and have not been registered under the United States Securities Act of 1933, as amended (the "**Securities Act**") or any applicable state securities law and are acquiring the Sale Shares as principal for their own account and not with a view to or for distributing or reselling the Sale Shares or any part thereof in violation of the Securities Act, have no present intention of distributing any of such Sale Shares in violation of the Securities Act and have no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Sale Shares in violation of the Securities Act. The Purchaser understands that the Sale Shares may only be disposed of in compliance with the Securities Act. In connection with any transfer of the Sale Shares other than pursuant to an effective registration statement, Unex Holdings Inc. ("**Unex**") may require the transferor thereof to provide Unex with an opinion of counsel selected by the transferor and reasonably acceptable to Unex, the form and substance of which opinion shall be reasonably satisfactory to Unex, to the effect that such transfer does not require registration of such transferred Sale Shares under the Securities Act.

6.2 The Purchaser hereby represents that he, she or it is satisfied himself as to the full observance of the laws of his jurisdiction in connection with any invitation to subscribe for the Sale Shares, including (i) the legal requirements within their jurisdiction for the acquisition of the Sale Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Sale Shares. The Purchaser's beneficial ownership of the Sale Shares will not violate any applicable securities or other laws of the Purchaser's jurisdiction.

6.3 The Purchaser, either alone or together with his, her or its representatives, have such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the acquisition of the Sale Shares, and have so evaluated the merits and risks. The Purchaser is able to bear the economic risk of the Sale Shares and, at the present time, are able to afford a complete loss of the Sale Shares.

6.4 The Purchaser is not, to their knowledge, acquiring the Sale Shares as a result of any advertisement, article, notice or other communication regarding the Sale Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

6.5 The Purchaser acknowledges that he, she or it has had the opportunity to review any and all documents and has been afforded (i) the opportunity to ask such questions as they have deemed necessary of, and to receive answers from, representatives of Unex concerning the Sale Shares; and (ii) access to information about Unex and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate the transaction. The Purchaser acknowledges and agrees that Unex has not provided the Purchaser with any information or advice with respect to the Sale Shares nor is such information or advice necessary or desired.

6.6 Neither the Purchaser nor any person acting on their behalves has engaged, nor will engage, in any directed selling efforts to a U.S. Person (as defined in the Securities Act) with respect to the Sale Shares and the Purchaser and any person acting on their behalves has complied and will comply with the "offering restrictions" requirements of Regulation S. The transactions contemplated hereby have not been pre-arranged with a buyer located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act. Neither the Purchaser nor any person acting on their behalves has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the Sale Shares. The Purchaser agrees not to cause any advertisement of the Sale Shares to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Sale Shares, except such advertisements that include the statements required by Regulation S, and only offshore and not in the U.S. or its territories, and only in compliance with any local applicable securities laws.

6.7 The Purchaser understands that the Sale Shares and any securities issued in respect of or exchange for the Sale Shares, may be notated with one or all of the following legends, as applicable:

> "THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT."

> "THESE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE SECURITIES ACT") AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S

PROMULGATED UNDER THE SECURITIES ACT. TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT."